Exhibit 99.1

WINDTAMER CORPORATION ESTIMATES 2011 BOOKED ORDERS OF $15 MILLION TO $25 MILLION AIDED BY DEMAND FOR ITS RENEWABLE ENERGY STORAGE SYSTEMS

Rochester, New York, October 19, 2010 - WindTamer Corporation ("WindTamer" or the "Company") (OTC:WNDT-News) Chief Executive Officer William A. Schmitz said today that he expects the Company to book orders of approximately $15 million to $25 million in 2011.  Mr. Schmitz said that WindTamer had recently surpassed the $1 million threshold in booked orders.

Because WindTamer recognizes revenues only upon completion of installation and other factors, Mr. Schmitz said that recognized revenues for financial statement reporting purposes would tend to lag both booked orders and actual cash flow to some extent.

"We are making this estimate at this time to give our stockholders our best current assessment of our 2011 prospects," said Mr. Schmitz.

Mark Matthews, WindTamer's Vice President of Sales & Marketing, said that the 2011 estimate of booked orders is based on the Company successfully closing a "modest percentage" of proposals that are currently working through the sales process. "The larger commercial opportunities we are working on require a commitment of resources from the customer in order for the project to reach the "proposal" or "validation" stage," said Mr. Matthews. "We have been successful in obtaining that commitment on all of what we would term "proposal/validation stage" projects, a significant number of which are now in final stages of discussion and anticipated customer acceptance."

Mr. Matthews said that he expects WindTamer's recently developed "Power on Demand" systems will be a significant component of anticipated 2011 booked orders.  "Power on Demand" is a proprietary system that combines WindTamer's wind turbines with a storage system that enables the customer to draw power when it is most expensive, thereby reducing or eliminating "peak usage" energy charges.

"We are seeing intense interest in "Power on Demand" from a variety of large energy users who deal with peak usage pricing," said Mr. Matthews. Mr. Matthews added that some of the larger "Power on Demand" systems currently working through the sales process would be expected to sell for $500,000 to $1 million, or more.  Mr. Matthews said that the first "Power on Demand" system, which was sold to a glass manufacturing facility in Rochester, New York, is expected to be installed in the current quarter.

"The revenue potential of "Power on Demand" to WindTamer is very significant," said Mr. Schmitz, "because the storage component can reduce the payback period to the customer by more than half. We see enormous growth potential in the renewable energy storage area going forward, and we expect WindTamer to be in the forefront of that trend."

Mr. Schmitz also said the U.S. Army is continuing to test WindTamer's mobile renewable energy trailer at the Aberdeen Proving Ground in Maryland. The unit was delivered on August 19, 2010 and is being tested by the U.S. Army Research, Development and Engineering Command ("RDECOM") for use as an alternative to diesel generators in various military applications.  Mr. Schmitz said that WindTamer is hopeful that a successful test will result in a significant development program to "ruggedize" the unit for military use. WindTamer's innovative mobile renewable energy trailer combines a WindTamer turbine with solar panels and input ports for several alternative energy sources that can then be released in a variety of AC and DC formats.

Mr. Schmitz said that WindTamer would shortly begin retrofitting a number of turbines the Company installed prior to design modifications and would also make any other adjustments, including re-siteing and installing higher poles, necessary in order to improve the performance of the previously installed turbines.

Mr. Schmitz also said that WindTamer had signed a lease on its current headquarters located at 1999 Mt. Read Blvd. in Rochester, New York and that it had installed an 8.0GT model WindTamer rooftop-mounted turbine at that location for continued testing and customer demonstration purposes.  Schmitz said that the WindTamer team is continuing to evaluate expansion opportunities in New York, Pennsylvania and elsewhere and that the Company is interacting with a variety of state agencies regarding its alternatives.

About WindTamer Corporation
WindTamer Corporation (www.windtamerturbines.com) is a developer and manufacturer of wind turbines that utilize a patented technology for the production of electrical power and of proprietary renewable energy storage and management systems that enable customers to reduce and better manage energy costs.

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
WindTamer Corporation
Investor Relations
Cherrie Mahon
(585) 243-4040
ircontact@windtamerturbines.com

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